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                                                                    EXHIBIT 99.2

         We, or our executive officers and directors on our behalf, may from time to time make "forward looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "plans," "estimates," or similar expressions. These statements may be contained in reports and other documents that we file with the SEC or may be oral statements made by our executive officers and directors to the press, potential investors, securities analysts and others. These forward looking statements could involve, among other things, statements regarding the Company's intent, belief or expectation with respect to:

         - our results of operations and financial condition,

         - the consummation of acquisitions and financial transactions and their effect on our business, and

         - our plans and objectives for future operations and expansion.

         Any forward looking statements would be subject to risks and uncertainties that could cause actual results of operations, financial condition, acquisitions, financing transactions, operations, expansion and other events to differ materially from those expressed or implied in such forward looking statements. Any forward looking statements would be subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions generally and could be affected by changes in management's plans, such as delays or changes in anticipated capital expenditures or changes in our operations. These assumptions would be based on facts and conditions as they exist at the time the forward looking statements are made as well as predictions as to future facts and conditions. These future facts and conditions may be difficult for us to predict accurately and may involve the assessment of events beyond our control. We, or our executive officers and directors, have no duty under the Securities Exchange Act of 1934 to update any forward-looking statement. Further, our business is subject to a number of risks that would affect any such forward looking statements. These risks include, among other things, the following:

         - WE MAY FACE INCREASED COSTS AND REDUCED SUPPLY OF RAW MATERIALS

         Historically, the cost of recovered paper, virgin paperboard and containerboard, our principal raw materials, have fluctuated significantly due to market and industry conditions. Increasing demand for products packaged in 100% recycled paper and the shift by virgin paperboard manufacturers to the production of paperboard with some recycled paper content may increase demand for recovered paper. The increasing demand may result in cost increases. In recent years, the cost of natural gas, which we use in many of our manufacturing operations, including each of 12 of our paperboard mills, have also fluctuated significantly. There can be no assurance that we will be able to recoup any future increases in the cost of recovered paper or other raw materials or of natural gas or electric power through price increases for our products. Further, a reduction in supply of recovered paper, virgin paperboard and containerboard or other raw materials due to increased demand or other factors could have an adverse effect on our results of operations and financial condition.

         - WE MAY EXPERIENCE PRICING VARIABILITY

         The paperboard and converted products industries historically have experienced significant fluctuations in selling prices. Our inability to maintain the selling prices of products within these industries during periods of weak economic conditions may have a material adverse effect on our results of operations and financial condition. We are not able to predict with certainty market conditions or the selling prices for our products.

         - OUR EARNINGS ARE HIGHLY DEPENDENT ON VOLUMES

         Our operations generally have high fixed operating cost components and therefore our earnings are highly dependent on volumes, which tend to fluctuate. These fluctuations make it difficult to predict our results with any degree of certainty.


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         - WE FACE INTENSE COMPETITION

         The packaging products and paperboard industries are highly competitive, and no single company dominates either industry. Our competitors include large, vertically integrated packaging products and paperboard companies and numerous smaller companies. In the folding carton and corrugated container markets, we compete with a significant number of national and regional packaging suppliers. In the fiber partitions, corrugated displays, thermoformed plastic products and laminated paperboard products markets, we compete with a smaller number of national, regional and local companies offering highly specialized products. We also compete with foreign companies in the book cover market. In the paperboard segment, we compete with integrated and non-integrated national, regional and local companies manufacturing various grades of paperboard. Our paperboard also competes with virgin paperboard.

         The primary competitive factors in the packaging products and paperboard industries are price, design, quality and service, with varying emphasis on these factors depending on the product line and customer preferences. We believe that we compete effectively with respect to each of these factors. However, to the extent any of our competitors becomes more successful with respect to any key competitive factor, our business could be materially adversely affected.

         The packaging products and recycled paperboard industries have undergone significant consolidation in recent years. We believe that current trends within these industries will result in further consolidation. Within the packaging products industry, larger corporate customers with an expanded geographic presence have tended in recent years to seek suppliers who can, because of their broad geographic presence, efficiently and economically supply all of the customers' packaging needs. In addition, during recent years, purchasers of recycled paperboard and packaging products have demanded higher quality products meeting stricter quality control requirements. These market trends could adversely affect our results of operations or, alternatively, favor our products depending on our competitive position in specific product lines.

         - WE MAY BE UNABLE TO COMPLETE AND FINANCE ACQUISITIONS

         We have completed several acquisitions during the past five fiscal years and may seek additional acquisition opportunities. There can be no assurance that we will be able successfully to identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into our existing operations or expand into new markets. There can also be no assurance that future acquisitions will not have an adverse effect upon our operating results. This is particularly true in the fiscal quarters immediately following the completion of such acquisitions while the operations of the acquired business are being integrated into our operations. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by our existing operations, or otherwise perform as expected. In addition, it is possible that, in connection with acquisitions, our capital expenditures could be higher than we anticipated and that expected benefits of such capital expenditures may not be realized.

         - WE ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL AND GOVERNMENTAL REGULATION

         We are subject to various Federal, state, local and foreign environmental laws and regulations, including those relating to the discharge, storage, handling and disposal of a variety of substances. We regularly make capital expenditures to maintain compliance with applicable environmental laws and regulations. However, environmental laws and regulations are becoming increasingly more stringent. Consequently, our compliance and remediation costs could increase materially. In addition, we cannot currently assess with certainty the impact that the future emissions standards and enforcement practices under the 1990 amendments to the Clean Air Act will have on our operations or capital expenditure requirements. Further, we have been identified as a potentially responsible party at various "superfund" sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or comparable state statutes. There can be no assurance that any liability we may incur in connection with these superfund sites will not be material to our results of operations, financial condition or cash flows.


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         - WE HAVE BEEN DEPENDENT ON CERTAIN CUSTOMERS

         Each of our divisions has certain key customers, the loss of which could have a material adverse effect on the division's sales and, depending on the significance of the division to our operations, our results of operations, financial condition or cash flows.

         - CHANGES IN ACCOUNTING PRACTICES COULD REQUIRE US TO CHANGE PREVIOUSLY REPORTED RESULTS OF OPERATIONS

         We understand that the SEC is evaluating existing practice regarding, among other things, accounting for restructuring charges, goodwill write-offs and other pro forma adjustments made in connection with recapitalizations and/or acquisition transactions and is concurrently developing guidance on how registrants should apply existing regulations. We believe that our previously reported financial information has been prepared in a manner that complies with published SEC regulations and is consistent with current practice. However, there can be no assurance that the SEC will not require modification or reformulation of our previously reported financial information. Any such modification or reformulation may be significant.


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